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Exhibit 10.10

SEVERANCE AND RELEASE AGREEMENT

        This Severance and Release Agreement ("Agreement") is made and entered into by and between Prospect Medical Holdings, Inc., on behalf of itself and its subsidiaries, parents, affiliates, successors and assigns, and all of their agents, officers and directors, employees and former employees, and other representatives (collectively "Prospect"), on the one hand, and Michael Terner ("Terner"), an individual, on the other hand (Prospect and Terner are collectively, the "Parties").

        WHEREAS, Terner is employed by Prospect as its Executive Vice President;

        WHEREAS, Terner also serves as a director for Prospect subsidiaries, including Prospect Medical Systems, Inc., Sierra Medical Management, Inc., Prospect Hospital Advisory Services, Inc., and Pinnacle Health Resources;

        WHEREAS, Prospect and Terner mutually agree that Terner's employment with Prospect shall end on the terms and conditions described herein;

        NOW, THEREFORE, in consideration of the covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, intending to be legally bound hereby, the Parties agree as follows:

        1.     Employment Separation Date.    Terner acknowledges that his last day of employment with Prospect is June 4, 2008 ("Employment Separation Date"). Terner also acknowledges that he will perform no further duties, functions, services, or work for Prospect or its subsidiaries, as an employee, director or in any other capacity, subsequent to the Employment Separation Date. On the Employment Separation Date, Prospect will issue to Terner his final paycheck, representing all wages, compensation, accrued and unused vacation to which he is entitled. Terner acknowledges and agrees that except for the amounts due to him in his final paycheck, he has received all monies, bonuses, compensation, remuneration he earned or was due through the Employment Separation Date.

        2.     Consideration.    In consideration for the promises made herein, including, but not limited to, Terner's agreement to the release of all claims in the release, paragraph 5 of this Agreement, Prospect agrees to provide Terner with the following, upon satisfaction of the terms identified herein. Prospect shall pay Terner three (3) months of his regular base salary, a total of Forty Five Thousand Dollars ($45,000). Terner further agrees that this payment will be subject to income tax and other legally required withholding, and will be reported by Prospect as income to Terner on an IRS Form W-2. Following the execution of this Agreement, Prospect will pay Terner Fifteen Thousand Dollars ($15,000) on July 7, August 7, and September 5, 2008, unless Terner chooses to revoke the Agreement during the revocation period described in paragraph 7.

        3.     Payment of Moneys Owed.    Terner acknowledges that Prospect has paid all moneys owed to him as a result of his employment with Prospect, including but not limited to his salary and all accrued paid time off pay through his Employment Separation Date.

        4.     Non-Admission of Liability.    While this Agreement resolves all issues between Prospect and Terner, as well as any future effects of any acts or omissions, it does not constitute an admission by Prospect of any violation of any federal, state or local law, ordinance or regulation or of any violation of Prospect's policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Prospect.

        5.     General Release.    In consideration of the covenants undertaken herein by Prospect, and except for those obligations created by or arising out of this Agreement, Terner, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges complete satisfaction of and hereby releases, absolves and discharges Prospect and its owners, heirs, successors and assigns, parents, subsidiaries, divisions and Affiliates, past, present and future, and including without limitation their trustees, directors, officers, shareholders, members, managers, employees, attorneys, insurers, lenders, brokers, consultants and any other agents, past, present and future, and each of them (hereinafter collectively referred to as "Releasees"), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Terner now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Terner: (1) arising out of or in any way connected with Terner's Employment; or (2) arising out of or in any way connected with any transactions, occurrences, acts or omissions set forth, or facts alleged, in any and all charges, complaints, claims or pleadings filed by Terner against any Releasee prior to the date hereof with any city, county, state or federal agency, commission, office or tribunal whatsoever; or (3) arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof, including specifically without limiting the generality of the foregoing any claim under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Act, the Family Medical Leave Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, paid time off, life insurance, health and medical insurance or any other fringe benefit, workers' compensation or disability, or any claim based on an express or implied contract, or any claim based on common law, any statute, any constitutional provision or any administrative regulation.

        6.     Waiver.    It is a further condition of the consideration hereof and is the intention of Terner in executing this Agreement that the same shall bar each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Terner hereby expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Section 1542 provides:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Terner acknowledges that he may hereafter discover claims or facts in addition to or different from those which Terner now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Terner hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

        7.     Review and Revocation of Rights.    Terner expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers' Benefit

Protection Act of 1990 ("OWBPA"), which have arisen on or before the date of execution of this Agreement. Terner further expressly acknowledges and agrees that:

  a.
  Terner is knowingly and voluntarily waiving any and all rights and claims he may have under the ADEA and OWBPA;

  b.
  In return for this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

  c.
  He was advised by Prospect to consult with an attorney before signing this Agreement;

  d.
  He was given a copy of this Agreement on June 2, 2008, and informed that he had 21 days within which to consider this Agreement; and

  e.
  He was informed that he has seven days following the date of execution of this Agreement in which to revoke this Agreement.

        Terner may revoke this Agreement in its entirety during the seven days following Terner's execution of this Agreement. Any revocation of the Agreement must be in writing and hand delivered during the revocation period to Prospect, c/o General Counsel, 11500 W. Olympic Blvd, Suite 502, Los Angeles, CA 90064; Facsimile (310) 943-4504. This Agreement will become effective and enforceable seven days following execution by Terner, unless it is revoked during the seven-day period.

        8.     Confidentiality of Agreement.    Terner agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he shall not disclose them to any other person, other than Terner's legal and financial advisors who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, Terner must not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the execution or the terms of this Agreement. Without limiting the generality of the foregoing, Terner specifically agrees that he will not disclose information regarding this Agreement to any current or former employee of Prospect or its Affiliates.

        9.     Non-disclosure of Confidential Information.    Terner acknowledges that by reason of his position with Prospect, Terner has been given access to confidential materials or information respecting Prospect's business affairs and other information pertaining to Prospect, the owners of Prospect, or any other Affiliates of Prospect. Such information shall be broadly construed as any information pertaining to Prospect, the owners of Prospect, or any other Affiliates of Prospect. Terner represents that he has held all such information confidential and will continue to maintain such confidentiality, and that Terner will not use such information and relationships for any purposes whatsoever without the prior written consent of Prospect.

        10.   Non-solicitation.    Terner shall not, either directly or indirectly: (a) call on, solicit, or take away any customers of Prospect or any of its Affiliates, either for Terner or for any other person or entity; or (b) solicit or take away or attempt to solicit or take away any employees or contractors of Prospect or any of its Affiliates, either for Terner or for any other person or entity.

        11.   Non-disparagement.    Terner shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Prospect, the owners of Prospect or any of their Affiliates, directors, officers, employees, personnel, policies or services; provided, however, that it shall not be a violation of this Section for Terner to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the party, or by any administrative or legislative body with apparent jurisdiction to order the party to divulge, disclose or make accessible such information.

        12.   No Representations.    Terner has not relied upon any advice from Prospect or its attorneys as to the necessity for withholding or the taxability of such payment, whether pursuant to federal, state or local income tax statutes or otherwise.

        13.   Entire Agreement.    This Agreement constitutes and contains the entire agreement and final understanding concerning the subject matters addressed herein between the parties. Notwithstanding the foregoing, the obligations of Terner under any non-compete, non-disclosure, confidentiality and/or non-solicitation agreements that Terner had entered with Prospect shall continue in accordance with terms and conditions of such agreements.

        14.   Severability.    If any provision of this Agreement or the application thereof is held invalid, with the exception of paragraph 5, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

        15.   Governing Law.    This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

        16.   Counterparts.    This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

        17.   No Modification or Waiver.    No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all parties to this Agreement.

        18.   Successors.    This Agreement shall be binding upon Terner and Prospect, and their respective heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.

        19.   Execution.    In entering into this Agreement, Terner represents that he has had the opportunity to seek the advice of his attorney, and that he has completely read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by him.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

MICHAEL TERNER

Date: June 4, 2008	By:	/s/ MICHAEL TERNER Michael Terner

PROSPECT MEDICAL HOLDINGS, INC.

Date: June 4, 2008	By:	/s/ SAMUEL S. LEE Samuel S. Lee Chief Executive Officer

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  Exhibit 10.10
SEVERANCE AND RELEASE AGREEMENT